Exhibit 5.1

February 11, 2013

Luxeyard, Inc.

8884 Venice Blvd.

Los Angeles, California 90034

Gentlemen:

You have requested our opinion, as counsel for Luxeyard, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

This Registration Statement relates to the resale by the selling stockholders identified in this prospectus of up to 13,737,140 shares of common stock of the Company, including (i) 6,868,570 shares of common stock issuable upon conversion of the 8% preferred stock held by the selling stockholders, and (iii) 6,868,570 shares of common stock issuable upon exercise of Series C warrants held by the selling stockholders at an exercise price of $0.50 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the (i) 6,868,570 shares of common stock issuable upon conversion of the 8% preferred stock, and (iii) 6,868,570 shares of common stock issuable upon exercise of Series C warrants, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.  It is also our opinion that the offered warrants are binding obligations of the Company under the laws of New York, the governing law of the warrants.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware and the State of New York. This opinion opines upon Delaware law and New York law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Anslow + Jaclin LLP

ANSLOW + JACLIN LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188

475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 646 619 4494

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